Exhibit 5.1

5 September 2025	Our Ref: AB/slh/ V1410-175594

Vertical Aerospace Ltd. c/o Walkers Corporate Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands

VERTICAL AEROSPACE LTD.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the sale by Vertical Aerospace Ltd. (the “Company”) from time to time of up to $100,000,000 of ordinary shares par value US$0.001 per share in the Company (the "Ordinary Shares") under the terms of the Sales Agreement (as defined in Schedule 1) pursuant to the Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied solely upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Sales Agreement nor upon matters of fact or the commercial terms of the transactions contemplated by the Sales Agreement.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, as at the date hereof, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.	The Ordinary Shares to be issued as contemplated by the Registration Statement and the Sales Agreement, have been duly authorised by all necessary corporate action of the Company, and upon the issue of the Ordinary Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Ordinary Shares have been issued and credited as fully paid), delivery and payment therefor by the purchaser in accordance with the Memorandum and Articles (as defined in Schedule 1) and in the manner contemplated by the Registration Statement and the Sales Agreement (as defined in Schedule 1), the Ordinary Shares will be validly issued, fully paid and non-assessable.

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

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The foregoing opinions are given based on the following assumptions.

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on a document or are, or will be, genuine and are, or will be, those of a person or persons with power to execute those documents or agreements. All documents purporting to be sealed have been, or will be, so sealed. All copies are complete and conform to their originals. The Sales Agreement when executed will conform in every material respect to the latest drafts of the same produced to us prior to the date hereof and, where provided in successive drafts, have been marked up to indicate all changes to the Sales Agreement.

2.	The Memorandum and Articles will be the memorandum and articles of association of the Company in effect at the time of the issue of the Ordinary Shares.

3.	Information contained in the Registration Statement and all other documents reviewed by us is true and correct.

4.	At the time of the issuance of the Ordinary Shares, the Company will have sufficient authorised and unissued share capital available in order to issue the Ordinary Shares.

5.	The Company will offer, issue and sell the Ordinary Shares in the manner contemplated by the Registration Statement and the Sales Agreement and otherwise in compliance with all applicable United States federal and state securities laws.

6.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

7.	The Company Records (as defined in Schedule 1) are complete and accurate and all matters required by law and the Memorandum and Articles of Association to be recorded therein are completely and accurately so recorded.

8.	The Company will receive consideration in money or money’s worth for each Ordinary Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement and the Sales Agreement, such price in any event not being less than the stated par or nominal value of each Ordinary Share.

9.	The Sales Agreement has been duly authorised (other than by the Company with regard to the laws of the Cayman Islands), executed and delivered by or on behalf of all relevant parties and will constitute legal, valid, binding and enforceable obligations against all relevant parties in accordance with their terms.

10.	The choice of the laws of the jurisdiction selected to govern the Sales Agreement has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

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11.	The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Sales Agreement.

12.	The Resolutions (as defined in Schedule 1), as applicable, have been duly executed by or on behalf of each director of the Company and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions and any power of attorney given by the Company to execute the Sales Agreement will remain in force and effect and have not been and will not be revoked or varied.

13.	All preconditions to the obligations of the parties to the Sales Agreement have been or will be satisfied or duly waived prior to the issuance of the Ordinary Shares and there will be no breach of the terms of the Sales Agreement.

14.	There are no records of the Company (other than the records referred to in Schedule 1), agreements, documents or arrangements other than the documents expressly referred to herein which restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein.

15.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out herein.

In this opinion the phrase "non-assessable" means, with respect to the issuance of the Ordinary Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on such shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the "Companies Act") on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the United States Securities Act of 1933 (as amended), without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Report on Form 6-K to be incorporated by reference into the Registration Statement and to the references to our firm, as Cayman Islands counsel to the Company, in the Registration Statement.

Yours faithfully

/s/ Walkers (Cayman) LLP
Walkers (CAYMAN) LLP

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Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 21 May 2021, Register of Directors and Register of Officers, in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the "Company Records"), and the Fourth Amended and Restated Memorandum and Articles of Association as adopted on 23 December 2024 (the "Memorandum and Articles").

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 4 September 2025.

3.	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands kept at the Clerk of Court's Office, George Town, Grand Cayman, examined at 9.00 am on 4 September 2025.

4.	A copy of a Certificate of Good Standing dated 4 September 2025 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").

5.	A copy of the executed written resolutions of the directors of the Company dated 4 September 2025 (the "Resolutions").

6.	The Registration Statement on Form F-3, (Registration No. 333-287207) filed on 13 May 2025 by the Company with the Commission and effective on 16 May 2025 registering the Ordinary Shares under the Securities Act, together with the prospectus supplement filed on 5 September 2025 filed by the Company with the Commission in respect of the Ordinary Shares (the "Registration Statement").

7.	The Open Market Sale AgreementSM dated 5 September 2025 between the Company and Jefferies LLC (the "Sales Agreement").